NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:   Mason N. Carter, Chairman & CEO
           973-575-1300, ext. 1202
           mnc@merrimacind.com

          MERRIMAC REPORTS FOURTH QUARTER AND FISCAL YEAR 2006 RESULTS

WEST CALDWELL, N.J., APRIL 16, 2007: Merrimac Industries, Inc. (Amex: MRM), a
leader in the design and manufacture of RF Microwave components, subsystem assemblies and micro-multifunction modules (MMFM(R)), today announced results for the fourth quarter and fiscal year 2006.

Due to unanticipated delays in reviewing compliance with certain contracts,
Merrimac was unable to file its Annual Report on Form 10-K within the prescribed time period without unreasonable effort and expense. We have completed our review of the contracts and we will be filing our Annual Report on Form 10-K today.

Sales for the fourth quarter of 2006 were $6,192,000, a decrease of $810,000 or
11.6 percent compared to the fourth quarter of 2005 sales of $7,002,000. The sales decrease was due to the loss of certain anticipated orders as well as from delays in space and defense program orders for both of the Company's operating segments. Gross profit for the fourth quarter of 2006 was $1,524,000, a decrease of $1,138,000 or 42.7 percent, and was 24.6 percent of sales as compared to gross profit of $2,662,000 or 38.0 percent of sales for the fourth quarter of
2005. Gross profit percent in the fourth quarter of 2006 decreased from the fourth quarter of 2005 due to the impact of the lower level of sales having to absorb fixed manufacturing costs, lower margin on approximately $900,000 sales of products to key account customers accepted at very competitive prices, and higher warranty costs.

Operating loss for the fourth quarter of 2006 was $(1,526,000), compared to an operating loss of $(147,000) for the fourth quarter of 2005. Operating loss for the fourth quarter of 2006 was due to the lower gross profit from the decrease in sales and higher research and development costs related to the Company's
Multi-Mix(R) products and included a non-cash charge of $50,000 for share-based compensation expense resulting from the adoption of SFAS No. 123R in the first quarter of 2006. As a result of the declining level of orders and sales, the
Company reduced its headcount by 15 employees and recorded a restructuring charge of $286,000 in the fourth quarter of 2006.

Net loss for the fourth quarter of 2006 was $(1,716,000) or $(.55) per share compared to net income of $117,000 or $.04 per share for the fourth quarter of
2005. Net loss for the

fourth quarter of 2006 included the write-off of approximately $167,000 or $.05 per share of unamortized loan costs related to the Company's prior financing agreement. Net income for the fourth quarter of 2005 included a tax benefit of
$250,000 or $.08 per share related to certain Canadian tax credits.

For fiscal year 2006 sales of $27,421,000 decreased $2,298,000 or 7.7 percent compared to sales of $29,719,000 for fiscal year 2005. Sales for fiscal year
2006 were lower than fiscal year 2005 primarily due to our key account customers loss of significant orders that were to include our products as well as from delays in expected satellite and defense programs for all product lines which resulted in lower shippable booking levels received during fiscal year 2006 compared to fiscal year 2005. Fiscal year 2006 sales included $1,200,000 of revenue recognized in connection with the early close out of a fixed price customer contract during the second quarter and a year-to-date sales reduction in the microwave micro-circuitry segment of $2,327,000 due to declines in the segment's defense orders. Gross profit for fiscal year 2006 was $10,134,000, a decrease of $2,080,000 or 17.0 percent and was 37.0 percent of sales as compared to gross profit of $12,214,000 or 41.1 percent of sales for fiscal year 2005.
Gross profit percentage for fiscal year 2006 decreased 4.1 percentage points compared to fiscal year 2005 due to the impact of the lower level of sales having to absorb fixed manufacturing costs partially offset by the effects from the early contract close out of the customer contract mentioned above.

Operating loss for fiscal year 2006 was $(2,037,000) compared to operating income of $742,000 for fiscal year 2005. The reduction in operating income for fiscal year 2006 as compared to fiscal year 2005 was due to the lower gross profit from the decrease in sales, the fourth quarter 2006 restructuring charge of $286,000, and higher selling, general and administrative expenses compared to fiscal year 2005. Operating loss for fiscal year 2006 included a non-cash charge of $189,000 for share-based compensation expense resulting from the adoption of
SFAS No. 123R.

Net loss for fiscal year 2006 was $(2,225,000) or $(.71) per share compared to net income of $761,000 or $.24 per share for fiscal year 2005. Net loss for fiscal year 2006 included the write-off of approximately $167,000 or $.05 per share of unamortized loan costs related to the Company's prior financing agreement and a tax benefit of $69,000 or $.02 per share representing refundable
Canadian provincial technology tax credits for which the Company has qualified.
Net income for fiscal year 2005 included a tax benefit of $250,000 or $.08 per share related to similar Canadian tax credits.

Orders of $7,587,000 were received during the fourth quarter of 2006, a decrease of $814,000 or 9.7 percent compared to $8,401,000 in orders received during the fourth quarter of 2005. Orders of $26,668,000 were received for fiscal year
2006, a decrease of $3,245,000 or 10.9 percent compared to $29,913,000 in orders received for the fiscal year 2005. The decrease in orders for fiscal year 2006 as compared to fiscal year 2005 was due to our key account customers loss of significant orders that were to include Merrimac products as well as from delays in expected satellite and defense programs for all product

lines, including our Multi-Mix(R) products. Backlog decreased by $753,000 or 5.7 percent to $12,385,000 at the end of fiscal year 2006 compared to $13,138,000 at year-end 2005. The book-to-bill ratio for the fourth quarter of 2006 was 1.23 to
1 and for the fourth quarter of 2005 was 1.20 to 1. The book-to-bill ratio for fiscal year 2006 was 0.97 to 1 and for fiscal year 2005 was 1.01 to 1.

Recently, the Company became aware of a problem with purchased material that was utilized in certain products. The Company has evaluated the material and found the problem with the material does not affect the functionality and reliability of the products. This problem did cause shipment delays of approximately
$1,000,000 of products that were expected to be sold in the first quarter of
2007. The delay in shipments will have a significant negative impact on the results of operations for the first quarter of 2007.

Chairman and CEO Mason N. Carter commented, "We still are experiencing unforeseen delays in Defense and Space programs but feel comfortable with our alignment and teaming with our key customers in co-designing the next-generation
Military and Space solutions. Their adoption of our Multi-Mix technology as an enabling technology is encouraging. We believe that our customers will be successful in achieving their mission.

"These delays in orders caused us to reduce our headcount by 15 persons, principally involved in production, manufacturing support, sales and administration. We did not reduce our commercial, military or satellite development capabilities."

Mr. Carter continued, "Our financial information includes:

     o    Orders booked of $7.6 million for the fourth quarter.

     o    Cash of $6.0 million exceeds the total of current and long-term debt of $5.2 million. In March 2007, we repurchased 238,700 shares of
          Merrimac Common Stock for approximately $2.2 million.

     o    Developed a new commercial banking relationship with North Fork Bank and completed refinancing of our loans in October 2006.

     o    Working capital of $13.3 million increased $3.5 million and the current ratio improved to 4.9 to 1.

     o    Research and development costs increased $89,000 for 2006 to support new Multi-Mix(R) products to be available in 2007."

Investors are invited to participate in the financial results conference call on
Monday, April 16, 2007 at 4:15 p.m. (Eastern) by dialing 1-800-500-3792 (for
International callers: 1-719-457-2734) ten minutes prior to the scheduled start time, and reference the Merrimac Industries fourth quarter 2006 conference call.
For those unable to participate, a replay will be available for seven days by dialing 1-888-203-1112, or 1-719-457-0820 for international callers, passcode number 2535411.

This conference call will also be broadcast live over the Internet by logging on to the web at this address:

     http://www.videonewswire.com/event.asp?id=39158

If you are unable to participate during the live webcast, a link to the archived webcast will be posted on the Merrimac Industries, Inc. website
http://www.merrimacind.com.

ABOUT MERRIMAC

Merrimac Industries, Inc. is a leader in the design and manufacture of RF
Microwave signal processing components, subsystem assemblies, and Multi-Mix(R)
micro-multifunction modules (MMFM(R)), for the worldwide Defense, Satellite
Communications (Satcom), Commercial Wireless and Homeland Security market segments. Merrimac is focused on providing Total Integrated Packaging
Solutions(R) with Multi-Mix(R) Microtechnology, a leading edge competency providing value to our customers through miniaturization and integration.
Multi-Mix(R) MMFM(R) provides a patented and novel packaging technology that employs a platform modular architecture strategy that incorporates embedded semiconductor devices, MMICs, etched resistors, passive circuit elements and plated-through via holes to form a three-dimensional integrated module applicable to High Power, High Frequency and High Performance mission-critical applications. Merrimac Industries facilities are registered under ISO 9001:2000, an internationally developed set of quality criteria for manufacturing operations.

Merrimac Industries, Inc. has facilities located in West Caldwell, NJ, San Jose,
Costa Rica and Ottawa, Ontario, Canada, and has approximately 210 co-workers dedicated to the design and manufacture of signal processing components, gold plating of high-frequency microstrip, bonded stripline and thick metal-backed
Teflon (PTFE) micro-circuitry and subsystems providing Total Integrated
Packaging Solutions(R) for wireless applications. Merrimac (MRM) is listed on the American Stock Exchange. Multi-Mix(R), Multi-Mix PICO(R), MMFM(R) and Total
Integrated Packaging Solutions(R) are trademarks of Merrimac Industries, Inc.
For more information about Merrimac Industries, Inc. and its Canadian subsidiary
Filtran Microcircuits Inc., please visit http://www.merrimacind.com and
http://www.filtranmicro.com.

This press release contains statements relating to future results of the Company
(including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.
Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: risks associated with demand for and market acceptance of existing and newly developed products as to which the Company has made significant investments, particularly its Multi-Mix(R) products; the possibilities of impairment charges to the carrying value of our Multi-Mix(R) assets, thereby resulting in charges to our earnings; risks associated with adequate capacity to obtain raw materials and reduced control over delivery schedules and costs due to reliance on sole source or limited suppliers; slower than anticipated penetration into the satellite communications, defense and wireless markets;
failure of our Original Equipment Manufacturer or OEM customers to successfully incorporate our products into their systems; changes in product mix resulting in unexpected engineering and research and development costs;
delays and increased costs in product development, engineering and production;
reliance on a small number of significant customers; the emergence of new or stronger competitors as a result of consolidation movements in the market; the timing and market acceptance of our or our OEM customers' new or enhanced products; general economic and industry conditions; the risk that the benefits expected from the Company's acquisition of Filtran Microcircuits Inc. are not realized; the ability to protect proprietary information and technology;
competitive products and pricing pressures; our ability and the ability of our
OEM customers to keep pace with the rapid technological changes and short product life cycles in our industry and gain market acceptance for new products and technologies; foreign currency fluctuations between the U.S. and Canadian dollars; risks relating to governmental regulatory actions in communications and defense programs; and inventory risks due to technological innovation and product obsolescence, as well as other risks and uncertainties as are detailed from time to time in the Company's Securities and Exchange Commission filings.
These forward-looking statements are made only as of the date hereof, and the
Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

                            MERRIMAC INDUSTRIES, INC.
                SUMMARY OF CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 Quarter Ended
                                                                  (Unaudited)
                                                          ---------------------------
                                                          December 30,   December 31,
                                                              2006           2005
                                                          ------------   ------------

Net sales                                                 $ 6,192,000    $7,002,000
Gross profit                                                1,524,000     2,662,000
Selling, general and administrative expenses                2,239,000     2,415,000
Research and development                                      525,000       394,000
Restructuring charge                                          286,000            --
Operating (loss)                                           (1,526,000)     (147,000)
Interest and other expense, net                              (198,000)      (41,000)
(Loss) before income taxes                                 (1,724,000)     (188,000)
Benefit for income taxes                                       (8,000)     (305,000)
Net income (loss)                                          (1,716,000)      117,000
Net income (loss) per common share - basic and diluted    $      (.55)   $      .04
Weighted average number of shares outstanding - basic       3,138,000     3,146,000
Weighted average number of shares outstanding - diluted     3,138,000     3,180,000

                                                                        Year Ended
                                                                 ---------------------------
                                                                 December 30,   December 31,
                                                                     2006           2005
                                                                 ------------   ------------

Net sales                                                        $27,421,000    $29,719,000
Gross profit                                                      10,134,000     12,214,000
Selling, general and administrative expenses                       9,864,000      9,540,000
Research and development                                           2,021,000      1,932,000
Restructuring charge                                                 286,000             --
Operating income (loss)                                           (2,037,000)       742,000
Interest and other expense, net                                     (257,000)      (218,000)
Loss on disposition of assets                                             --        (43,000)
Income (loss) before income taxes                                 (2,294,000)       481,000
Benefit for income taxes                                             (69,000)      (280,000)
Net income (loss)                                                 (2,225,000)       761,000
Net income (loss) per common share - basic and diluted           $      (.71)   $       .24
Weighted average number of shares outstanding - basic              3,142,000      3,142,000
Weighted average number of shares outstanding - diluted            3,142,000      3,176,000

                            MERRIMAC INDUSTRIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                           December 30, 2006  December 31, 2005
                                           -----------------  -----------------
ASSETS
Current assets:
   Cash and cash equivalents                  $ 5,961,000        $ 4,081,000
   Accounts receivable, net                     5,852,000          5,310,000
   Income tax refunds receivable                   99,000            418,000
   Inventories                                  3,917,000          3,710,000
   Other current assets                           882,000            693,000
   Deferred tax assets                             10,000            140,000
                                              -----------        -----------
   Total current assets                        16,721,000         14,352,000
Property, plant and equipment, net             12,985,000         13,973,000
Restricted cash                                        --          1,500,000
Other assets                                      493,000            614,000
Deferred tax assets                               552,000            482,000
Goodwill                                        3,503,000          3,501,000
                                              -----------        -----------
Total Assets                                  $34,254,000        $34,422,000
                                              ===========        ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Current portion of long-term debt          $   649,000        $   908,000
   Deferred tax liabilities                       100,000             20,000
   Other current liabilities                    2,618,000          3,570,000
                                              -----------        -----------
   Total current liabilities                    3,367,000          4,498,000
   Long-term debt, net of current portion       4,564,000          2,071,000
   Deferred liabilities                            38,000             23,000
   Deferred tax liabilities                            --            140,000
   Total liabilities                            7,969,000          6,732,000
                                              -----------        -----------
Stockholders' equity                           26,285,000         27,690,000
                                              -----------        -----------
Total Liabilities and
   Stockholders' Equity                       $34,254,000        $34,422,000
                                              ===========        ===========

                            MERRIMAC INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED
                                                        ---------------------------
                                                        DECEMBER 30,   DECEMBER 31,
                                                            2006           2005
                                                        ------------   ------------

Cash flows from operating activities:
   Net income (loss)                                     $(2,225,000)  $   761,000
   Adjustments to reconcile net income (loss) to net
   cash (used in) provided by operating activities:
      Depreciation and amortization                        2,592,000     3,155,000
      Amortization of deferred financing costs               211,000        50,000
      Share-based compensation                               189,000            --
      Loss (gain) on disposition of assets                        --        43,000
      Deferred and other compensation                          4,000        65,000
      Deferred income taxes (benefit)                             --         5,000
      Changes in operating assets and liabilities:
         Accounts receivable                                (515,000)    1,202,000
         Income tax refunds receivable                       324,000      (312,000)
         Inventories                                        (146,000)     (774,000)
         Other current assets                               (188,000)      (98,000)
         Other assets                                        (66,000)       82,000
         Other current liabilities                          (587,000)      (80,000)
         Deferred compensation                               (23,000)      (40,000)
         Deferred liabilities                                 35,000       (31,000)
                                                         -----------   -----------
Net cash (used in) provided by operating activities         (395,000)    4,028,000
                                                         -----------   -----------
Cash flows from investing activities:
    Purchases of capital assets                           (1,676,000)   (1,774,000)
    Proceeds from disposition of capital assets                   --       300,000
                                                         -----------   -----------
Net cash used in investing activities                     (1,676,000)   (1,474,000)
                                                         -----------   -----------
Cash flows from financing activities:
    Borrowings under loan agreements                       5,160,000       392,000
    Restricted cash returned                               1,500,000            --
    Repayment of borrowings                               (2,933,000)   (1,118,000)
    Proceeds from stock sales                                225,000        67,000
                                                         -----------   -----------
Net cash provided by (used in) financing activities        3,952,000      (659,000)
                                                         -----------   -----------
Effect of exchange rate changes                               (1,000)       20,000
                                                         -----------   -----------
Net increase (decrease) in cash and cash equivalents       1,880,000     1,915,000
Cash and cash equivalents at beginning of year             4,081,000     2,166,000
                                                         -----------   -----------
Cash and cash equivalents at end of year                 $ 5,961,000   $ 4,081,000
                                                         ===========   ===========